Exhibit 16.1

[LOGO]	1888 Century Park East
4th Floor
Los Angeles, CA 90067
October 15, 2010
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 8, 2010, to be filed by our former client, Simon Worldwide, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,
/s/ BDO USA, LLP
BDO USA, LLP